Exhibit 99.1

Media Contact: Kathy Fieweger	Investor Relations Contact: David Humphrey
Email: kfieweger@arcb.com	Title: Vice President — Investor Relations
Phone: 479-719-4358	Email: dhumphrey@arcb.com
Phone: 479-785-6200

ArcBestSM Senior Vice President, Chief Audit Executive J. Lavon Morton To Retire

• Laura Bogner, Cheryl Harper promoted to new roles effective January 1

FORT SMITH, Arkansas December 5, 2016 — ArcBestSM (Nasdaq: ARCB) today announces that J. Lavon Morton, senior vice president — risk and chief audit executive, will retire on December 31, 2016, following a 20-year career with the company.

Two current ArcBest employees will be promoted to take on Morton’s responsibilities going forward. Laura Bogner becomes vice president — internal audit, and Cheryl Harper becomes vice president — tax, both effective on January 1, 2017.

Morton’s association with ArcBest began as an Ernst & Young staff accountant in 1972 and continued in various roles throughout his career at E&Y, where he served as both audit engagement partner and tax partner at various times. Morton joined ArcBest in 1996 as assistant treasurer and became vice president — financial reporting in 1997. He later served as vice president — tax and chief internal auditor before he was promoted to his current position in 2010.

“As ArcBest has grown organically and through acquisitions, Lavon has been an integral part of the company, leading all internal audit, risk management and tax-planning efforts. His hard work and dedication have benefited ArcBest, and he will be greatly missed,” said Judy R. McReynolds, ArcBest chairman, president and chief executive officer. “I thank Lavon for his service to our company, and I wish him and his family the very best.”

Bogner, currently director of internal audit, will lead internal audit efforts for ArcBest. She is a Certified Public Accountant and a summa cum laude graduate of Arkansas Tech University. Bogner joined ArcBest in 2000 as internal audit supervisor and later became audit manager. She was promoted to her current role in 2011.

Harper, currently director of corporate tax, will head the tax compliance and planning efforts for ArcBest. Harper has a juris doctor from the William H. Bowen School of Law at the University of Arkansas-Little Rock and a master of laws in taxation from the University of Denver. She joined ArcBest in 2010 as manager of tax. She was promoted to senior manager of tax in 2014 and was named to her current role in 2015.

Barry Hunter, currently ABF Freight vice president — safety, administration and treasury who has previously been responsible for risk management for ArcBest, will resume those responsibilities as ArcBest vice president — financial services and risk upon Morton’s retirement.

ABOUT ARCBEST

ArcBestSM (Nasdaq: ARCB) is a logistics company with creative problem solvers who have The Skill and the Will® to deliver integrated logistics solutions. At ArcBest, We’ll Find a Way to deliver knowledge, expertise and a can-do attitude with every shipment and supply chain solution, household move or vehicle repair. For more information, visit arcb.com.

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